Exhibit 99.1
For more information, please contact:
David W. Kloos
Chief Financial Officer
(303) 595-9898
MATRIX BANCORP ANNOUNCES FINAL RESULTS OF TENDER OFFER
January 27, 2006
Denver, Colorado — Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”) today announced the final results of its tender offer to purchase up to 4,286,126 shares of the Company’s outstanding common stock at a price of $19.00 per share, net to the seller in cash, without interest. The Company commenced the tender offer on December 20, 2005 and it expired at 5:00 p.m., Eastern Time, on Monday, January 23, 2006.
Based on a final count by Computershare Trust Company, Inc., the depositary for the tender offer, a total of 4,184,277 shares were properly tendered and not withdrawn. The Company has accepted for purchase 4,184,277 shares at $19.00 per share. Computershare will make payment for shares accepted for purchase promptly. Following the purchase of the shares tendered in the tender offer, the Company expects to have approximately 7,556,572 shares of its common stock issued and outstanding.
Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this interim report could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to ongoing or future litigation or bankruptcy matters; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; the risks and uncertainties discussed elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 7, 2005; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.